Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of the 1st day of August, 2015 (the “Effective Date”), except as otherwise provide herein, among Omega Healthcare Investors, Inc. (the “Parent”), Omega Asset Management LLC (the “Company”) and R. Lee Crabill, Jr. (the “Consultant”).

INTRODUCTION

The Consultant has retired from the Company and its Affiliates effective July 31, 2015, and the term of the Employment Agreement effective March 31, 2015 among the Parent, the Company and the Consultant (the “Employment Agreement”) has been terminated as of July 31, 2015. The Company wishes to allow the Consultant, having reached age 61 and performed 14 years of service to the Company and its Affiliates, to retire without forfeiting incentive compensation that is attributable to services already performed. Further, the Company recognizes that due in part to the Consultant’s long tenure with the Company and its Affiliates, the Consultant has unique knowledge, experience and skills, and the Company has a unique need to engage the Consultant for an interim period to assist in a smooth transition of his duties and knowledge to other officers. Accordingly, the parties desire to enter into an agreement pursuant to which the Consultant will provide services to the Company from and after the Effective Date through December 31, 2015, upon the terms set forth below.

NOW, THEREFORE, the parties agree as follows:

1.	Terms and Conditions of Engagement.

(a)         Engagement.  The Consultant shall perform such business consulting and business advisory services to the Company as the Company may require from time to time. The Consultant shall report to the Chief Executive Officer of the Company or to such person(s) as the Chief Executive Officer shall designate.

(b)        Consultant Relationship.  The Consultant is an independent contractor to the Company, and the Consultant shall not be an employee of the Company. The Consultant is not an agent of the Company and shall have no right to bind the Company. The Company will report all payments to be made under Sections 2(a) and 2(f) on Forms 1099 as payments to the Consultant for independent contracting services, but will report the payments under Sections 2(b) through 2(e) on Form W-2 or Form 1099 to the extent that the Company determines to be the appropriate reporting. The Consultant shall not be entitled to participate in any employee benefits or incentive compensation plans or programs of the Company, except to the extent required by the continuing health coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) and Sections (2(b) through 2(e) of this Agreement. This is a services contract for the services of the Consultant. The Consultant cannot subcontract the Consultant’s duties or cause any other person or entity to perform the Consultant’s services. The Consultant shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frames for completion established by the Company. The Consultant shall use the Consultant’s best efforts in such endeavors. The Consultant shall also perform the Consultant’s services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2.	Compensation.

(a)         Fees.  The Company shall pay the Consultant $250 per hour for the Consultant’s services hereunder.  The Consultant shall keep a daily record of hours worked and submit such records to the Company on a weekly basis or with such other frequency as may be required by the Company.  Payment shall be made in twice monthly installments in arrears.

(b)         Bonus.  Subject to Sections 2(g), 3 and 6, the Consultant shall be eligible to earn an unprorated annual bonus for 2015 pursuant to Section 2(b) of the Employment Agreement, which will be paid at the same time as annual bonuses for 2015 are paid to executive officers of the Company.

(c)         Time-Based Restricted Stock Units.  Subject to Sections 2(g), 3 and 6, the Consultant shall vest as of December 31, 2015 in a total of 23,902 time-based restricted stock units under the Restricted Stock Units Award Agreements issued by Parent effective December 31, 2013, January 1, 2014, and March 31, 2015, which shall be paid by January 10, 2016. The 23,902 units are comprised of 8,960 units under the December 31, 2013 award agreement, 10,239 units under the January 1, 2014 award agreement and 4,703 units under the March 31, 2015 award agreement.

(d)         Performance Restricted Stock Units.  Subject to Sections 2(g), 3 and 6, the Consultant shall vest in the same number of performance restricted stock units under the Performance Stock Units Agreements issued by Parent effective December 31, 2013, January 1, 2014, and March 31, 2015, as if the Consultant had incurred a “Qualifying Termination” (as defined in such agreements) on December 31, 2015, which vested units shall be paid when required by the terms of such agreements.  The number of vested units under each such agreement is set forth below, based on the applicable level of performance achieved (threshold, target or high) and based on an assumption that a “Change in Control” (as defined in such agreements) does not occur during the applicable “Performance Period” (as defined in such agreements). If a Change in Control does occur during the applicable Performance Period, the number of vested units will be determined under the applicable agreement, as modified by this subsection.

Agreement date	Threshold	Target	High

December 31, 2013
for 12/31/15 Performance Period end	365	7,686	18,968

December 31, 2013
for 12/31/16 Performance Period end	365	7,669	18,925

January 1, 2014	487	10,239	25,267

March 31, 2015	92	2,351	5,822

(e)         Performance LTIP Units.  Subject to Sections 2(g), 3 and 6, the Consultant shall vest in the same numbers of performance LTIP units under the Performance LTIP Units

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Agreement issued by Parent effective March 31, 2015, as if the Consultant had incurred a “Qualifying Termination” (as defined in such agreement) on December 31, 2015, which shall be paid when required by the terms of such agreement.  The number of vested units under such agreement is set forth below, based on the applicable level of performance achieved (threshold, target or high) and based on an assumption that a “Change in Control” (as defined in such agreement) does not occur during the applicable “Performance Period” (as defined in such agreement). If a Change in Control does occur during the applicable Performance Period, the number of vested units will be determined under the applicable agreement, as modified by this subsection.

Threshold	Target	High
92	2,351	5,822

(f)          Expenses.  The Consultant shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses and business travel incurred by the Consultant in connection with the performance of services hereunder; provided, however, the Consultant shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

(g)         Release Contingency.  The payments to the Consultant required by Sections 2(b) through 2(e) are contingent upon the Consultant executing the Release Agreement attached hereto as Exhibit A (the “Release Agreement”) by August 22, 2015, and delivering it to the Company by August 23, 2015 and not revoking the Release Agreement in accordance with its procedures within the revocation period provided in the Release Agreement. If the Consultant fails to timely execute and deliver the Release Agreement or if the Consultant revokes the Release Agreement within the revocation period provided in the Release Agreement, this Agreement shall thereupon automatically terminate, without the requirement of any further action by any party.

3.	Termination.

(a)         Termination.  This Agreement and the engagement of the Consultant by the Company hereunder shall automatically terminate effective at the close of business on December 31, 2015, without the requirement of any further action by any party. Before December 31, 2015, this Agreement and the engagement of the Consultant by the Company hereunder may be terminated only: (i) by mutual agreement of the parties; (ii) by the Consultant with at least two (2) weeks’ notice; (iii) by the death of the Consultant, (iv) as provided in Section 2(g), as a result of the failure of the Consultant to timely execute and deliver the Release Agreement or as a result of the Consultant revoking the Release Agreement or (v) by the Company, as a result of the Consultant’s material breach of this Agreement, and if the breach is determined to be curable in the reasonable judgment of the Company, only if the Company has first given the Consultant written notice of the breach and a reasonable opportunity to cure the same. Notice of termination shall be given prior to termination in writing and shall specify the effective date of termination. Except for earned and accrued fees and expenses under Sections 2(a) and 2(f), the Consultant shall not be entitled to any payments if this Agreement terminates for any reason (other than due to the death of the Consultant) before December 31, 2015, and in such case (again, other than

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termination due to the death of the Consultant), the Consultant shall forfeit all amounts payable under Sections 2(b) through 2(e).

(b)         Survival.  The covenants of the Consultant in Sections 4 through 6 and shall survive the termination of this Agreement and shall not be extinguished thereby.

4.	Ownership and Protection of Proprietary Information.

(a)         Confidentiality.  All Confidential Information and Trade Secrets of the Company and its Affiliates and all physical embodiments thereof received or developed by the Consultant while engaged by the Company or the Parent are confidential to and are and will remain the sole and exclusive property of the Company and its Affiliates. Except to the extent necessary to perform the duties assigned by the Parent or the Company hereunder, and except to the extent required by law, the Consultant will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Consultant to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)         Return of Company Property.  Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Consultant will promptly deliver to the Company all property belonging to the Company and its Affiliates, including, without limitation, all Confidential Information and Trade Secrets of the Company and its Affiliates (and all embodiments thereof) then in the Consultant’s custody, control or possession.

(c)         Survival.  The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or an Affiliate or developed by the Consultant while employed or engaged by the Company or the Parent prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue to apply for a period of two years following the termination of this Agreement.  The covenants restricting the use of Trade Secrets will continue to apply following termination of this Agreement for so long as permitted by the governing law.

5.	Non-Competition and Non-Solicitation Provisions.

The Consultant previously agreed pursuant to Sections 4 and 5 of the Employment Agreement to be subject to certain nondisclosure, noncompetition, nonsolicitation and nondisparagement obligations which survived his termination of employment. The Consultant confirms that he agrees to comply with his obligations pursuant to Sections and 5 of the Employment Agreement.

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6.	Remedies and Enforceability.

The Consultant agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company and its Affiliates; that irreparable loss and damage will be suffered by the Company and its Affiliates should the Consultant breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that (a) the Consultant shall forfeit any unpaid compensation under Sections 2(b) through 2(e) if the Consultant materially breaches a covenant in Sections 4 or 5 hereof, and (b) the Company and the Parent shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Consultant of any of such covenants or agreements, in addition to other remedies available to them.

7.	Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	Omega Healthcare Investors, Inc.
Suite 3500
200 International Circle
Hunt Valley MD 21030
Attn: Chief Executive Officer

If to the Executive:	to the last address the Company
has on file for the Consultant

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

8.	Miscellaneous.

(a)         Assignment.  The rights and obligations of the Company and the Parent under this Agreement shall inure to the benefit of the Company’s and the Parent’s successors and assigns.  This Agreement may be assigned by the Company or the Parent to any legal successor to the Company’s or the Parent’s business or to an entity that purchases all or substantially all of the assets of the Company or the Parent, but not otherwise without the prior written consent of the Consultant. In the event the Company or the Parent assigns this Agreement as permitted by this Agreement and the Consultant remains engaged by the assignee, the “Company” as defined herein will refer to the assignee and the Consultant will not be deemed to have terminated his

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engagement hereunder until the Consultant terminates his engagement with the assignee. The Consultant may not assign this Agreement.

(b)         Waiver.  The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c)         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland. The parties agree that any appropriate state or federal court located in Baltimore, Maryland shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

(d)         Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements. The parties agree that the term of the Employment Agreement is terminated effective July 31, 2015 and that the Employment Agreement is hereby terminated effective July 31, 2015, except as to the terms which survive termination, including Sections 4 and 5 of the Employment Agreement.  As of July 31, 2015, the Consultant resigns from all positions that he holds with the Parent, the Company and the Affiliates.

(e)         Amendment.  This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(f)          Severability.  Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(g)         Captions and Section Headings.  Except as set forth in Section 9 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

9.	Definitions.

(a)         “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company, as determined by the Company.

(b)         “Confidential Information” means data and information relating to the business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Consultant or of which the Consultant became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the

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Company or an Affiliate (except where such public disclosure has been made by the Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates by the Consultant.

(c)         “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Parent, the Company and the Consultant have each executed and delivered this Agreement as of the date first shown above.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
C Taylor Pickett, Chief Executive Officer

OHI ASSET MANAGEMENT LLC

By:	/s/ C. Taylor Pickett
C Taylor Pickett, Chief Executive Officer

CONSULTANT

By:	/s/ R. Lee Crabill, Jr.
R. Lee Crabill, Jr.

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EXHIBIT A

RELEASE AGREEMENT

RELEASE AGREEMENT

This Agreement (this “Agreement”) is made this ___ day of August, 2015, among Omega Healthcare Investors, Inc. (“Parent”), OHI Asset Management LLC (“Employer”), and R. Lee Crabill, Jr. (“Employee”).

Introduction

On July 31, 2015, Employee retired from the Company as an employee of the Company and an executive officer of Parent and the Company. Effective August 1, 2015, Employer, Parent and Employee entered into a Consulting Agreement (the “Consulting Agreement”).

The Consulting Agreement requires that as a condition to Employee’s right to receive payments under Sections 2(b) through 2(e) of the Consulting Agreement (the “Incentive Payments”), Employee must execute this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Employee has been offered twenty-one (21) days from receipt of this Agreement within which to consider this Agreement. The effective date of this Agreement shall be the date eight (8) days after the date on which Employee signs this Agreement (the “Effective Date”). For a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired. Employee must communicate revocation of this Agreement in writing to the Employer no later than seven (7) days following Employee’s execution of this Agreement. Employee understands that he may sign the Agreement at any time before the expiration of the twenty-one (21) day review period. To the degree Employee chooses not to wait twenty-one (21) days to execute this Agreement, it is because Employee freely and unilaterally chooses to execute this Agreement before that time. Employee’s signing of the Agreement triggers the commencement of the seven (7) day revocation period.

2.	In exchange for Employee’s execution of this Agreement and in full and complete settlement of any claims as specifically provided in this Agreement, the Employer will provide Employee with the Incentive Payments in accordance with and subject to the requirements of the Consulting Agreement.

3.	Employee acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts.

The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 2 of this Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement.

Employee has been advised to consult an attorney prior to entering into this Agreement,

and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing.

By entering into this Agreement, Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

4.	This Agreement shall in no way be construed as an admission by Employer or Parent that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against Employer or Parent. Employer and Parent specifically disclaim any liability to or wrongful acts against Employee or any other person on the part of themselves, their employees or their agents.

5.	As a material inducement to Employer and Parent to enter into this Agreement, Employee hereby irrevocably releases Employer and Parent and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) of Employer and Parent and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act; (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) negligence; (10) negligent hiring and/or negligent retention; (11) intentional or negligent infliction of emotional distress or outrage; (12) defamation; (13) interference with employment; (14) wrongful discharge; (15) invasion of privacy; or (16) violation of any other legal or contractual duty arising under the laws of the State of Maryland or the laws of the United States (“Claim” or “Claims”), which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees up to the time Employee signs this Agreement.

6.	The release in the preceding paragraph of this Agreement does not apply to (a) all employee benefits which pursuant to the terms of any employee benefit plan of the Employer are earned or become payable, but which have not yet been paid, and (b) pay for accrued but unused vacation that Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, (c) unreimbursed business expenses for which Employee is entitled to reimbursement under Employer’s policies, (d) any rights to indemnification that Employee has under any directors and officers or other insurance policy Employer maintains or under the bylaws and articles of incorporation of Employer, and under any indemnification

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agreement, if any, and (e) any rights the Employee may have (if any) to workers compensation benefits.

7.	Employee promises that he will not make statements disparaging to any of the Releasees. Employee agrees not to make any statements about any of the Releasees to the press (including without limitation any newspaper, magazine, radio station or television station) or in any social or electronic media outlet without the prior written consent of Employer. The obligations set forth in the two immediately preceding sentences will expire two years after the Effective Date. Employee will also cooperate with Employer and its affiliates if Employer requests Employee’s testimony. To the extent practicable and within the control of Employer, Employer will use reasonable efforts to schedule the timing of Employee’s participation in any such witness activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that Employer pre-approves and that Employee incurs for travel required by Employer with respect to those activities.

9.	Except as set forth in this Section, Employee agrees not to disclose the existence or terms of this Agreement to anyone. However, Employee may disclose it to a member of his immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone. Employee understands that he will be responsible for any disclosure by a family member or advisor as if he had disclosed it himself. This restriction does not prohibit Employee’s disclosure of this Agreement or its terms to the extent necessary during a legal action to enforce this Agreement or to the extent Employee is legally compelled to make a disclosure. However, Employee will notify Employer promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity.

10.	Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he releases in this Agreement. Employee promises never to file or pursue a lawsuit, complaint or charge based on any Claim released by this Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Notwithstanding the foregoing, Employee is not prohibited from filing a charge with the Equal Employment Opportunity Commission but expressly waives his right to personal recovery as a result of such charge. Employee also has not assigned or transferred any claim he is releasing, nor has he purported to do so.

11.	Employer, Parent and Employee agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Maryland. The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

12.	This Agreement sets forth the entire agreement among Employer, Parent and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between Employer and Employee pertaining to the subject matter of this Agreement.

13.	Employee is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this agreement on behalf of Employee. In any litigation concerning the validity or enforceability of this contract or in any litigation to enforce the provisions of this

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contract, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including court costs and expert witness fees and costs.

Employee’s signature below indicates Employee’s understanding and agreement with all of the terms in this Agreement.

Employee should take this Agreement home and carefully consider all of its provisions before signing it. Employee may take up to twenty-one (21) days to decide whether Employee wants to accept and sign this Agreement.  Also, if Employee signs this Agreement, Employee will then have an additional seven (7) days in which to revoke Employee’s acceptance of this Agreement after Employee has signed it.  This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired. Again, Employee is free and encouraged to discuss the contents and advisability of signing this Agreement with an attorney of Employee’s choosing.

Employee should read carefully.  This agreement includes a release of all known and unknown claims through the effective date.  Employee is strongly advised to consult with an attorney before executing this document.

IN WITNESS WHEREOF, Parent, Employer and Employee have executed this Agreement effective as of the date first written above.

OMEGA HEALTHCARE INVESTORS, INC.

By:
C Taylor Pickett, Chief Executive Officer

OHI ASSET MANAGEMENT LLC

By:
C Taylor Pickett, Chief Executive Officer

EMPLOYEE

By:
R. Lee Crabill, Jr.

Date Signed

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